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                                                                      Exhibit 10

                              EMPLOYMENT AGREEMENT

     This Agreement ("Agreement") made as of this 4th day of April, 2006, between DUSA Pharmaceuticals, Inc., a New Jersey corporation ("DUSA") and William O'Dell ("O'Dell").

     WHEREAS, O'Dell wishes to be employed by DUSA and DUSA wishes to employ O'Dell on the terms and conditions set forth in this Agreement, and

     WHEREAS, DUSA and O'Dell wish to enter this Agreement for their mutual benefit.

     NOW THEREFORE, in consideration of the mutual covenants and promises, the parties agree as follows:

     1. Employment: DUSA hereby employs O'Dell and he hereby accepts such employment as the Executive Vice President, Sales and Marketing effective on or about April 17, 2006. O'Dell agrees to work on a full-time basis and to devote his best efforts and spend as much time and attention as is necessary to manage the sales and marketing functions of DUSA. O'Dell shall report to the President of DUSA. O'Dell agrees to abide by the DUSA's Business Code of Ethics and Senior Officers Code of Ethics as in force from time to time.

     2. Duties and Responsibilities: Notwithstanding any language contained herein to the contrary, O'Dell shall be responsible (by way of example and not by way of limitation) for:

          A. the supervision and oversight of all sales activities and sales compensation programs;

          B. the supervision and oversight of all marketing initiatives for DUSA's products;

          C. identify opportunities for market penetration, revenue growth and profitability of DUSA's products;

          D. identification of corporate partnering opportunities to co-develop and market DUSA's products; and

          E. any additional employment responsibilities as deemed appropriate by the Board of Directors and DUSA's senior management, from time to time.

     3. Remuneration: DUSA will pay to O'Dell a base salary equal to Two Hundred Fifty Thousand Dollars ($250,000.00) per annum at intervals consistent with DUSA's administrative practices, from time to time. This base salary shall be reviewed by the Board of Directors of DUSA from time to time, not less than on an annual basis, beginning in January, 2007. Any salary increases shall be determined by, and shall be made at the sole discretion of the Board. Following the end of each fiscal year, the Board may award a cash bonus to O'Dell in an amount up to 35% of his current base salary for such year, as determined by the Board in its sole discretion. For purposes of awarding the total amount of such bonus, mutually agreeable performance objectives will be set at the beginning of any calendar year during O'Dell's employment. The Board may award annual cash bonuses above 35% of then current base salary for outstanding performance.

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     All salary and other payments and allowances outlined in this Agreement shall be subject to such withholding taxes and deductions as may be required by law.

     4. Place of Employment: As Executive Vice President of Sales and Marketing, O'Dell will operate primarily from the offices of DUSA located in Wilmington, MA. O'Dell acknowledges, however, that there will be domestic and international travel required on a regular basis. Such travel is understood to be necessary in order to promote the business of DUSA.

     5. Benefits: O'Dell will be entitled to participate in the medical, disability, life, and other insurance benefit plans or pension, profit sharing, deferred compensation, equity incentive plans, or 401K plans which may be made available to the officers and employees of DUSA from time to time, subject to applicable eligibility rules thereof.

     6. Stock Options: O'Dell shall be entitled to participate in the 1996 Omnibus Plan, as amended, and any subsequent stock purchase and bonus or incentive plans that DUSA shall from time to time make available to its officers and employees, subject to applicable eligibility rules thereof. Management of DUSA agrees to recommend to the Compensation Committee that O'Dell be granted options for Fifty Thousand (50,000) shares of DUSA's common stock pursuant to the vesting and other provisions of the Plan.

     7. Vacation: O'Dell shall be entitled to four (4) weeks of vacation during each year of employment, to be taken at a time or times acceptable to DUSA, having regard to its operations. O'Dell shall not be entitled to carry over any unused vacation from one (1) calendar year into the following calendar year, so long as such a vacation policy is consistent for all employees.

     8. Expenses: All reasonable travel and other expenses incident to the rendering of services by O'Dell on behalf of and in promoting the interests of DUSA shall be paid by DUSA, including but not limited to an automobile allowance in the amount of $8,400 per year plus insurance. If such expenses are paid in the first instance by O'Dell, DUSA agrees that it will reimburse him therefore upon presentation of appropriate statements, vouchers, bills and invoices as and when required by DUSA to support the reimbursement request. In addition, DUSA will provide the following relocation assistance:

          All closing costs for the sale and purchase of housing as listed on the respective HUD-1, RESPA statements; Reasonable packing and moving costs of household items; Interim reasonable living expenses for up to six (6) months;

     9. Confidential Information:

          A. O'Dell understands that in the performance of his services hereunder he may obtain knowledge of "confidential information", as hereinafter defined, relating to the business of DUSA. As used herein, "confidential information" means any information (whether clinical, financial, administrative or otherwise), written or oral, (including without limitation, any formula, pattern, device, plan, process, or compilation of information) which (i) is, or is designed to be, used in the business of DUSA or results from its research and/or development activities, or (ii) is private or confidential in that it is not generally known or available to the public, or (iii) gives DUSA an opportunity to obtain an advantage over competitors who do not know or use it. O'Dell shall not, without the written consent of the Board, either during the term of his employment or thereafter, (a) use or disclose any such confidential information outside of DUSA (except to consultants or other agents or representatives of DUSA who are similarly bound to DUSA by confidentiality obligations), (b) publish any article with respect thereto, (c) except in the performance of his services hereunder, remove or aid in the removal from


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     the premises of DUSA any such confidential information or any property or material which relates thereto.

          B. Upon the termination of his employment with DUSA, all documents, records, notebooks and similar repositories of or continuing information concerning DUSA, or its products, services or customers, including any copies thereof, then in O'Dell's possession or under his control, whether prepared by O'Dell or others, will be left with or immediately returned to DUSA by O'Dell.

          C. (i) O'Dell shall promptly disclose to DUSA any and all prescription drug products, devices, machines, methods, inventions, discoveries, improvements, processes, works or the like (all of which are referred to herein as "inventions") which he may invent, conceive, produce, or reduce to practice, either solely or jointly with others, at any time (whether or not during work hours) during his employment hereunder.

               (ii) All such inventions which in any way relate to the products manufactured, sold or used by DUSA or to any methods, processes or apparatus used in connection with the manufacture of such products or treatment of disease or conditions, or in either case which are or may be or may become capable of use in the business of DUSA, shall at all times and for all purposes be regarded as acquired and held by O'Dell in a fiduciary capacity for, solely for the benefit of, DUSA.

               (iii) With respect to all such inventions, O'Dell shall:

                    (a) treat all information with respect thereto as
               confidential information within the meaning of, and subject to this paragraph 9;

                    (b) keep complete and accurate records thereof, which
               records shall be the property of DUSA;

                    (c) execute any application for letters patent of the United
               States and of any and all other countries covering such inventions, and give to DUSA, its attorneys and solicitors all reasonable and requested assistance in preparing such application;

                    (d) from time to time, upon the request and at the expense of DUSA, but without charge for services beyond the salary paid to him by DUSA, execute all assignment or other instruments required to transfer and assign to DUSA (or as it may direct) all inventions, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of DUSA;

                    (e) testify in any proceedings or litigation as to all such inventions; and

                    (f) in case DUSA shall desire to keep secret any such
               invention, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

          D. Notwithstanding any of the foregoing in this section, information, whether confidential or proprietary or not, shall be exempt from the above confidentiality provisions if said information:


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               (i)  is known to O'Dell prior to his employment or consultancy with DUSA;

               (ii) is in the public domain on the date of employment;

               (iii) becomes public at any time through no fault of O'Dell; or

               (iv) is or becomes readily available from third parties who have no confidentiality obligations to DUSA.

          E. If O'Dell's employment is terminated by O'Dell, O'Dell shall not, without the express prior written consent of DUSA, directly, or indirectly, during the term of this Agreement or for a period of one (1) year after its termination, render services, or engage in activity including but not limited to, the activities enumerated in Section 2 hereof or any similar activity, for any company which relates to the development or sale of photodynamic therapy ("PDT") or photodetection ("PD") products, or other products directly competitive (i.e., medically or therapeutically) with DUSA's products or compounds or mixtures thereof, or potential products in development by DUSA, whether alone or as a partner, officer, director, employee or shareholder of any other corporation, or as a trustee, fiduciary, consultant or other representative of any other activity. This restriction shall not apply if O'Dell has disclosed to DUSA, in writing, all the known facts relating to such work or activity and has received a release, in writing from DUSA, to engage in such work or activity. The making of passive and personal investments and the conduct of private business affairs shall not be prohibited hereunder. Ownership by O'Dell of five percent (5%) or less of the outstanding shares of stock of any corporation either (i) listed on a national securities exchange or (ii) having at least 100 stockholders shall not make O'Dell a "stockholder" within the meaning of that term as used in this paragraph, so long as O'Dell has no participation in the management of such corporation.

     10. Termination of Employment:

          A. DUSA may terminate this Agreement at any time, with or without cause on sixty (60) days prior written notice. For purposes of this Agreement, cause shall mean (i) O'Dell's physical or mental disability or other inability to perform the duties of his job for any reason for a period in excess of six (6) consecutive months, (ii) O'Dell's conviction in a court of law of a crime or offense, which conviction would prevent O'Dell from effective management of DUSA or materially adversely affect the reputation of DUSA, as determined by the Board in its sole discretion, exercising its reasonable judgment, or (iii) O'Dell's malfeasance or misconduct such as fraud, embezzlement, dishonesty, acts of moral turpitude, or a felony conviction, or for other good cause materially detrimental to DUSA. In the event of a termination for cause, O'Dell shall be paid his base salary, pro rated to the date of termination. Nothing contained herein shall be interpreted to impair or otherwise affect the right of DUSA to terminate O'Dell's employment, at will, with or without good cause.

          B. If O'Dell's employment is terminated by DUSA without cause, DUSA shall:

               (i) pay O'Dell a severance allowance equivalent to twelve (12) month's then current base salary, payable as a lump sum, within sixty
          (60) days following the date of such termination;

               (ii) pay to O'Dell within two (2) weeks of the date of termination all outstanding vacation pay and any earned but unpaid salary or bonuses to the date of such termination and reimburse O'Dell for any business expense incurred by


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          him up to and including the date of such termination following provision by O'Dell of all applicable and necessary receipts.

               C. Termination upon Death: O'Dell's employment with DUSA will cease and this Agreement will terminate without further compensation if O'Dell dies. Upon his death, his estate will be entitled to any Corporation paid death benefit in force at the time of such death. In addition, O'Dell's estate shall be paid any cash bonus to which he would have been entitled under Paragraph 3 above. Likewise, O'Dell's beneficiaries as designated by him to DUSA shall be entitled to receive the benefits, if any, described in Paragraphs 5 and 6 above, and will be entitled to exercise any vested but unexercised stock options that were held by him at the time of his death, subject to the terms and conditions of such options.

               D. Resignation: O'Dell will provide DUSA with two (2) months' advance notice, in writing, of his resignation from DUSA.

     11. Change of Control: If O'Dell's employment is terminated by DUSA without cause upon the consummation of a "change in control" as defined herein, O'Dell shall receive, within five (5) days after such termination from DUSA or its successor, a lump sum payment equal to three (3) times his base salary during the last fiscal year in which O'Dell is associated with DUSA (including any amounts due as severance under Paragraph 10B.(i) of this Agreement). For the purposes hereof, "change in control" shall mean a change in control of a nature that would be required to be reported in response to Item 5 of Schedule 14D promulgated pursuant to section 14 of the Securities Exchange Act of 1934, as amended (the 1934 Act"), whether or not DUSA is then subject to such reporting requirements; provided that, without limitations, such a change in control shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of DUSA is or becomes the beneficial owner, directly or indirectly, of securities of DUSA representing twenty percent (20%) or more of the combined voting power of DUSA's then outstanding securities and thereafter the Board adopts a resolution to the effect that, for the purposes of this Agreement, a change in control of DUSA has occurred; such ownership shall be defined pursuant to Rule 13d-3 of the 1934 Act and includes mergers or acquisitions whereby an outside party has in excess of twenty percent (20%) of the combined voting power; (ii) when DUSA merges or consolidates with any other person or, entity other than a subsidiary and, upon consummation of such transaction own less than fifty percent (50%) of the equity securities of the surviving or consolidated entity; or (iii) a substantial portion of the assets of DUSA are sold or transferred to another person or entity.

     12. Indemnification: DUSA will, to the extent permitted by the laws of the State of New Jersey, indemnify O'Dell against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, that arises as a consequence of his duties as an employer and officer of DUSA. Such indemnification will include such expenses as attorneys fees, judgments, fines and amounts awarded or agreed to in settlement, provided that O'Dell acted legally and in good faith, or reasonably believed that his actions were legal and performed in good faith. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre shall not, of itself, create a presumption that his actions were illegal or not performed in good faith.

     13. Representation Concerning Prior Employment: O'Dell represents and warrants to DUSA that none of the duties or obligations for which he is responsible under this Employment Agreement breaches, or will cause him to breach in the future, any restrictive covenant or confidentiality obligation under any former employment agreement.


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     14. Provisions Operating Following Termination: Notwithstanding any
termination of O'Dell's employment with or without cause, any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

     15. Notices: Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by certified mail, postage prepaid, or by facsimile transmission, so long as receipt of such transmission is available, addressed to the recipient as follows:

     To:   William O'Dell
           74 Durham Road
           Skillman, NJ 08558

     To:   Robert F. Doman, President
           DUSA Pharmaceuticals, Inc.
           25 Upton Drive
           Wilmington, Massachusetts 01887

or to such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery shall be deemed to have been given on the day of actual delivery and, if made or given by certified mail, on the third day, other than a Saturday or Sunday following the deposit thereof with the U.S. Postal Service.

     16. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     17. Benefit of Agreement: This Agreement shall enure to the benefit of and be binding upon the heirs, executives, administrators and legal personal representatives of O'Dell and to and upon the successors and assigns of DUSA, respectively.

     18. Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of employment of O'Dell and cancels and supersedes any prior understandings and agreements between the parties to this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties hereto other than as expressly set forth in this Agreement.

     19. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     20. Amendments and Waivers: Any provision of this Agreement may be amended or waived only with prior written consent of DUSA and O'Dell.


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IN WITNESS WHEREOF, the parties have duly executed this Agreement.

ATTEST:                                 DUSA PHARMACEUTICALS, INC.


/s/ Susan Tennant                       By: /s/ Robert Doman
-------------------------------------       ------------------------------------
                                            Robert F. Doman, President & COO

                                        Dated: April 4, 2006


WITNESS:                                EMPLOYEE:


/s/ Nanette W. Mantell                  By: /s/ William O'Dell
-------------------------------------       ------------------------------------
                                            William O'Dell

                                        Dated: April 4, 2006


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